NEWS RELEASE

FORWARD AIR CORPORATION ANNOUNCES AUTHORIZATION
AND DECLARATION OF QUARTERLY CASH DIVIDEND

GREENEVILLE, Tenn.-(BUSINESS WIRE)-April 27, 2015-Forward Air Corporation (NASDAQ:FWRD) today announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share of common stock. The dividend is payable to shareholders of record at the close of business on May 27, 2015 and is expected to be paid on June 12, 2015.

This quarterly dividend is pursuant to a cash dividend policy approved by the Board of Directors, which anticipates a total annual dividend of $0.48 per share of common stock, payable in quarterly increments of $0.12 per share of common stock. The actual declaration of future cash dividends, and the establishment of record and payment dates, is subject to final determination by the Board of Directors each quarter after its review of the Company’s financial performance.

About Forward Air Corporation

Forward Air Corporation operates three business segments: Forward Air, Inc., Forward Air Solutions, Inc. and Total Quality, Inc.

Forward Air, Inc. is a leading provider of time-definite surface transportation and related logistics services to the North American expedited ground freight market. We offer our customers local pick-up and delivery (Forward Air CompleteSM) and scheduled surface transportation of cargo as a cost-effective, reliable alternative to air transportation. We transport cargo that must be delivered at a specific time but is relatively less time-sensitive than traditional air freight or when air transportation is not economical. We also offer our customers an array of logistics and other services including: expedited full truckload (TLX); intermodal/drayage (Central States Trucking Co.); dedicated fleets; warehousing; customs brokerage; and shipment consolidation, deconsolidation and handling. Our airport-to-airport network consists of 91 terminal located at or near the largest airports in the continental United States and Canada.

Forward Air Solutions, Inc. is a provider of pool distribution services. Pool distribution involves the consolidation and shipment of several smaller less-than-truckload shipments to a common area or region. Once at the regional destination, the loads are deconsolidated, then grouped with other shipments with common delivery points, and delivered in a very precise, time-sensitive manner. Our pool distribution network consists of 24 terminals within the mid-Atlantic, Southeast, Midwest and Southwestern United States.

Total Quality, Inc. utilizes industry-leading temperature-controlled equipment, 24-hour monitoring and tracking technology and layered security features to provide our customers with the highest level of service. In addition to our core pharmaceutical services, we provide brokerage transportation services. Headquartered in central Michigan, we service the United States, Canada and Mexico.

This press release and the presentation may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com